SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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United States Exploration, Inc.

(Name of registrant as specified in Its charter)

N/A

(Name of person(s) filing proxy statement, if other than the registrant)

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UNITED STATES EXPLORATION TO BE ACQUIRED

DENVER, COLORADO, September 22, 2003 — UNITED STATES EXPLORATION, INC. (AMEX:UXP) today announced that DGL Acquisition Corp. has agreed to acquire U.S. Exploration for $53.3 million, or $2.82 per share of U.S. Exploration stock. The transaction, which is structured as a merger, is expected to close by the end of 2003, subject to the approval of U.S. Exploration’s shareholders and other customary conditions.

DGL is a privately held company formed by Steven D. Durrett (the former Chief Executive Officer of Ballard Petroleum) to acquire U.S. Exploration. Lime Rock Partners II, L.P. and Greenhill Capital Partners, LLC have provided equity commitments that, together with a separate commitment to provide debt financing, are sufficient to fund the acquisition, subject to the satisfaction of specific conditions. DGL has no affiliation with any officer, director or principal shareholder of U.S. Exploration.

DGL has deposited a $2 million promissory note, to be replaced with $2 million in cash on or before October 6, 2003, in escrow as earnest money for the transaction. U.S. Exploration has entered into hedging arrangements with respect to the majority of its current oil and gas production through 2005. All of U.S. Exploration’s directors and one of its major shareholders, who collectively own approximately 48% of the company’s outstanding stock, have agreed to vote in favor of the merger.

“We believe that this transaction provides our shareholders liquidity at full value” said Bruce D. Benson, President and CEO of U.S. Exploration. “Over the last five years, we have worked hard to rationalize the Company’s assets and establish the value of its reserves. This transaction makes the value created by those efforts available to our shareholders.”

U.S. Exploration was advised by McDonald Investments Inc. in the transaction. Petrie Parkman & Co. has acted as financial advisor to DGL.

Additional details of the transaction, including the terms of the merger agreement, will be set forth in proxy materials to be mailed to U.S. Exploration shareholders in connection with a special meeting of the company’s shareholders for the purpose of approving the merger.

United States Exploration, Inc. is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil. The company’s reserves and producing properties are located in northeast Colorado. The company’s common stock trades on the American Stock Exchange under the symbol UXP.

Lime Rock Partners, based in Westport, Connecticut, is a private equity firm with over $420 million under management dedicated to investing in energy companies with high growth potential. With offices in the major energy centers of North America and Western Europe, Lime Rock targets growth equity investments in companies involved in oil field services, oil field technology, midstream services and exploration and production.

Greenhill Capital Partners is a $425 million private equity fund managed by Greenhill & Co., LLC, an independent merchant banking firm. Greenhill Capital Partners identifies investment opportunities by focusing on the proprietary deal flow provided by Greenhill & Co.’s insights into, and relationships within, the energy, financial services, telecommunications, technology and consumer products industries. From its offices in New York, London and Frankfurt, Greenhill & Co. provides a broad range of advisory and investment services. www.greenhill-co.com.

IMPORTANT INFORMATION: United States Exploration intends to file with the SEC, and mail to its shareholders, a proxy statement in connection with the merger. SHAREHOLDERS OF U.S. EXPLORATION ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT U.S. EXPLORATION AND THE PROPOSED TRANSACTION. Investors and shareholders may obtain a free copy of the proxy statement when it is available at the SEC’s web site at www.sec.gov. A free copy of the proxy statement may also be obtained from U.S. Exploration. U.S. Exploration files annual, quarterly and current reports, proxy statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors may call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by U.S. Exploration with the SEC are also available for free at the SEC’s web sit at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from U.S. Exploration. INVESTORS SHOULD READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.